Exhibit 10.15

Amendment No. 4
to the
Retirement Plan for Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates
(Amended and Restated Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (“Sponsor”) maintains the “Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates,” as last amended and restated effective as of January 1, 2013 (“Plan”); and
Whereas, the Sponsor desires further to amend the Plan, in order to provide for a time-limited lump-sum distribution option, which will be available to certain vested Plan Participants who have terminated employment with the Sponsor and its Affiliates; and
Whereas, Plan section 8.1 provides that the Sponsor may amend the Plan from time to time with respect to all Employers participating under the Plan;
Now, therefore, in accordance with the provisions of Plan section 8.1, the Plan is hereby amended as follows, effective as of the date on which this amendment is signed:
1.    Article 4 of the Plan is amended by adding a new section 4.18 to read as follows:
4.18 Lump-Sum Window for Certain Terminated Vested Participants

(a)
Eligibility. The single lump-sum payment option described in subsection (c) below, as well as the immediate annuity option described in subsection (d) below, shall be available only to any Eligible Window Participant who makes a timely election during the Lump-Sum Window Period. The lump-sum payment described in subsection (c) or immediate annuity described in subsection (d) shall be calculated as of the Window Benefit Commencement Date, subject to the limitation described in subsection (g) below.

(b)
Notice and Election Period. A formal notice describing the Lump-Sum Window and all related election rights shall be distributed to Eligible Window Participants during August 2017, as determined by the Committee.

Eligible Window Participants who timely elect a lump-sum payment option under the Lump-Sum Window will receive their lump-sum distribution during November 2017, determined as of the Window Benefit Commencement Date. Eligible Window Participants who timely elect an immediate annuity option under the Lump-Sum Window will commence receiving annuity payments as soon as practicable after, and effective as of, the Window Benefit Commencement Date.
All distributions shall comply with the timing requirements described in Plan section 4.9. Furthermore, the relevant substantive election, waiver, and consent requirements (including spousal consent) described in Plan section 4.9 shall apply. Consistent with Plan section 4.9, a Participant who elects to receive a lump-sum distribution or immediate annuity under the Lump-Sum Window pursuant to this subsection (b) may subsequently choose to revoke that election at any time prior to the Window Benefit Commencement Date.
In addition to the election, waiver, and consent requirements described in the preceding paragraph, Eligible Window Participants must comply with any reasonable requests of the Committee related to payment of a benefit payable under the Lump-Sum Window, which requests shall be uniformly applied to similarly situated persons. Such requests may relate to required signature notarizations, proof of birthdate, marital status or other requests related to the payment of benefits under this Lump-Sum Window. Any otherwise Eligible Window Participant who for any reason does not submit a written Lump-Sum Window election to the Committee (or to a representative of the Committee) by the Offer Closing Date, in accordance with procedures established and determined by the Committee, shall not be eligible to receive the lump-sum distribution or immediate annuity described in subsection (c) or (d), respectively, below. Otherwise Eligible Window Participants described in the preceding sentence shall include, but shall not be limited to, Participants who do not receive notification of the lump-sum option because the Committee has incorrect or no current address information, because of a failure in the mail delivery process or other similar circumstance.

(c)
Lump-Sum Amount Option. An Eligible Window Participant may elect to receive a lump-sum payment of his entire accrued benefit under the Plan, determined as of the Window Benefit Commencement Date. In the event that a Participant receives such a lump-sum payment and is subsequently reemployed as an Eligible Employee, the Participant will have his Vesting Service and Credited Service restored but any benefit payable as of his subsequent termination of employment with the Sponsor and all Affiliates will, consistent with the terms of Plan section 5.5, be reduced by the Actuarial Equivalent value of the Lump-Sum Window benefit that was previously paid.

(d)
Immediate Annuity Option. An Eligible Window Participant who has not reached his Vested Retirement Date or Early Retirement Date (as applicable) as of the Window Benefit Commencement Date, and, therefore, is not otherwise eligible under Article 4 to commence receiving benefits in the form of an immediate annuity, nevertheless may, in lieu of the lump-sum distribution option described in subsection (c) above, elect to commence receiving his benefit as of the Window Benefit Commencement Date in the form of an immediately payable annuity which provides payments under a Life Only Option as described in Plan section 4.9(c)(1) if the Eligible Window Participant is not married or as, a Joint and 50 Percent Contingent Benefit Option as described in Plan section 4.9(c)(3), or a Qualified Optional Survivor Annuity Option (Joint and 75 percent contingent benefit option) as described in Plan section 4.9(c)(7) if the Eligible Window Participant is married. Such immediately payable annuity shall be adjusted for time and form of payment as contemplated by Articles 4 and 5 of the Plan, respectively.

(e)
Death after Election and Prior to Benefit Commencement. Notwithstanding anything to the contrary in this Article 4, in the case of an Eligible Window Participant who makes and files with the Committee representative a written election under subsection (b) above, on or before the Offer Closing Date, but who subsequently dies prior to receiving or commencing to receive distributions under this Plan section 4.18, such election shall be given full effect, in a manner determined by the Committee. In the case of an election by such a deceased Eligible Window Participant to receive a lump-sum distribution, such lump-sum payment shall be made to the Surviving Spouse if the deceased Eligible Window Participant was married, or to the Participant’s estate if the Eligible Window Participant was not married, at the time of death. The provisions of this subsection (e) shall apply only for purposes of distributions payable under this Plan section 4.18, and not for any other purpose under the Plan.

(f)
Actuarial Factors Used to Calculate Lump-Sum Payments. The “applicable interest rate” and “applicable mortality table” shall have the meaning provided to such terms as described in Plan section 2.1(a), defining “Actuarial Equivalent,” for the calculation of lump-sum distributions under the Lump-Sum Window.

(g)
Lump-Sum Window Offer Contingent on Aggregate Lump-Sum Payments not Exceeding $5,665,000. The lump-sum offer reflected in this Plan section 4.18 is conditioned on the Sponsor’s determination that any lump-sum benefit paid pursuant to this Lump-Sum Window offer will not result in the payment of lump-sum exceeding $5,665,000 in the aggregate. If lump-sum payments payable pursuant to this Lump-Sum Window would exceed $5,665,000, the Sponsor will pay lump-sum payments to each electing Eligible Window Participant who made a timely election during the Lump-Sum Window Period starting with the smallest lump sum payment first and proceeding to pay lump sum payments of a successively increasing dollar amount until the aggregate lump sum benefits paid pursuant to this Lump-Sum Window do not exceed $5,665,000. And the payment of any lump-sum benefit that would result in this Lump-Sum Window offer paying lump sum distributions in excess of $5,665,000 in the aggregate will be null and void, and the election by one or more such Participants to receive a lump-sum distribution will not be given effect. The administration of this limitation on the aggregate lump-sum payments that may be paid pursuant to this Lump-Sum Window will be administered on a uniform and nondiscriminatory basis to all similarly situated persons.

(h)	Definitions. For purposes of this Plan section 4.18, the following definitions will apply:

(1)
“Eligible Window Participant” means a Participant who (i) terminated employment from the Sponsor and all Affiliates prior to January 1, 2017, (ii) has not subsequently been rehired by the Sponsor or an Affiliate on or prior to the Window Benefit Commencement Date, (iii) has a vested accrued benefit in the Plan the Actuarial Equivalent of which as of the Window Benefit Commencement Date is not more than $40,000 (exclusive of any interest such Participant has in an annuity contract covering accrued benefits earned under the Cullen/Frost Superseded Plan and as further described in Appendix A), (iv)

is entitled to a Retirement Benefit under Article 4 that has not yet commenced as of the Offer Closing Date, (v) is not entitled to a distribution under Plan section 4.14 (regarding payment of small amounts) and (vi) does not have an accrued benefit in the Plan that is subject to a qualified domestic relations order (as defined in Code section 414(p)) or a hold, including a hold in accordance with the Plan’s procedures regarding domestic relations orders, at any time on or prior to the Window Benefit Commencement Date.

(2)
“Lump-Sum Window” means the opportunity described in this Plan section 4.18 for any Eligible Window Participant to make a timely election for the single lump-sum payment option described in subsection (c) above, or the immediate annuity option described in subsection (d) above, during the Lump-Sum Window Period.

(3)	“Lump-Sum Window Period” means the period beginning after the formal notice referenced in subsection (b) above has been provided, and ending on the Offer Closing Date.

(4)
“Offer Closing Date” means the latest permissible date on which an eligible Participant may elect to receive a lump-sum distribution or other payment under the provisions of this Plan section 4.18. Such date shall be on or around September 29, 2017, as determined by the Committee; provided, however, that the Committee may choose to permit minor extensions beyond such Offer Closing Date (e.g., to allow Participants to complete small errors or omissions in paperwork, or to allow for unexpected delays in the Lump-Sum Window election package delivery process); and further provided, however, that any such extensions shall be applied on a uniform and nondiscriminatory basis to all similarly situated persons.

(5)	“Window Benefit Commencement Date” means November 1, 2017.

2.	Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.
* * * * * * * * *
In Witness Whereof, the Sponsor has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.
Attest:	By: /s/ Phillip D. Green
By: /s/ Annette Alonzo	Its: Chairman of the Board & CEO
Its: Group Executive Vice President	Date: October, 27, 2017